                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-96063

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 23, 2000)

                        [LOGO] B2B INTERNET HOLDRS(SM)

                       1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS(SM) Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated February 23, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by B2B Internet HOLDRS(SM) Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                     Primary
                                              Share  Trading
             Name of Company          Ticker Amounts Market
      ------------------------------  ------ ------- -------
      Internet Capital Group, Inc.     ICGE     15   NASDAQ
      Ariba, Inc.                      ARBA     14*  NASDAQ
      Commerce One, Inc.               CMRC     12*  NASDAQ
      VerticalNet, Inc.                VERT      6*  NASDAQ
      FreeMarkets, Inc.                FMKT      3   NASDAQ
      CareInsite, Inc.(/1/)            CARI      6   NASDAQ
      Scient Corporation               SCNT      5   NASDAQ
      CheckFree Holdings Corporation   CKFR      4   NASDAQ
      Ventro Corporation (/2/)         VNTR      2   NASDAQ
      Agile Software Corporation       AGIL      4*  NASDAQ
      PurchasePro.com, Inc.            PPRO      2   NASDAQ
      SciQuest.com, Inc.               SQST      3   NASDAQ
      Proxicom, Inc.                   PXCM      4*  NASDAQ
      Retek, Inc.                      RETK      3   NASDAQ
      QRS Corporation                  QRSI      1   NASDAQ
      Pegasus Solutions, Inc. (/3/)    PEGS      2   NASDAQ
      ImageX.com, Inc.                 IMGX      1   NASDAQ

-------
* Reflects previous stock split or business combination transaction.

(1) On February 14, 2000, Healtheon/Web MD announced the acquisition of CareInsite, Inc. This transaction is subject to regulatory approval and customary closing conditions.
(2)  On March 1, 2000, Chemdex Corporation changed its name to Ventro
     Corporation.
(3) On May 11, 2000, Pegasus Systems, Inc. changed its name to Pegasus Solutions, Inc.

   In March 2000, SBC Communications, Inc. completed its acquisition of Sterling Commerce, Inc. As a result, shares of common stock of Sterling are no longer represented in the B2B Internet HOLDRS.

   In April 2000, Kana Communications, Inc. completed its acquisition of Silknet Software, Inc. As a result, shares of common stock of Silknet are no longer represented in the B2B Internet HOLDRS.

   In June 2000, Peregrine Systems Inc. completed its acquisition of Harbinger Corporation. As a result, shares of common stock of Harbinger are no longer represented in the B2B Internet HOLDRS.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

           The date of this prospectus supplement is June 30, 2000.